As filed with the Securities and Exchange Commission on October 2, 1995
                                  Registration No. 33-



                      SECURITIES AND EXCHANGE COMMISSION
     Washington, D.C. 20549

                                 FORM SB-2
     REGISTRATION STATEMENT
     UNDER
     THE SECURITIES ACT OF 1933


                  ARROW-MAGNOLIA INTERNATIONAL, INC.
     (Name of small business issuer in its charter)

Texas                                              75-0408335
(State or other jurisdic-                             (Primary
Standard              (I.R.S. Employer
 tion of incorporation                       Industrial Classi-
                       Identification
 or organization)              fication Code No.)
        No.)

     2646 Rodney Lane
     Dallas, Texas 75229
     (214) 247-7111
     (Address and telephone number of principal executive offices)

     2646 Rodney Lane
     Dallas, Texas 75229
     (214) 247-7111
     (Address of principal place of business)

     MORRIS SHWIFF
     President
     2646 Rodney Lane
     Dallas, Texas 75229
     (214) 247-7111
     (Name, address and telephone number of agent for service)

     Copies to:

     CHRISTOPHER M. HEWITT
     Hewitt & Hewitt, P.C.
     3100 Monticello, Suite 770
     Dallas, Texas 75205
     (214) 520-9399

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.
PAGE

               CALCULATION OF REGISTRATION FEE

Title of                    Proposed     Proposed
Each Class                  Maximum      Maximum        Amount
of Securities   Amount      Offering     Aggregate      Regis-
to be           to be       Price Per    Offering       tration
Registered      Registered  Unit(1)      Price(1)       Fee

Common Stock
(par value       100,000     $4.25        $425,000      $146.55
$.10)            shares

Warrants to
Purchase
Common Stock        -           -            -            -

Common Stock
Issuable Upon
Exercise of      27,500      $2.50        $68,750       $ 23.71
Warrant          shares


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(g) under the Securities Act.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     125,000 Shares

                    ARROW-MAGNOLIA INTERNATIONAL, INC.

     COMMON STOCK

     Of the shares offered hereby, 100,000 shares will be offered by the Company and 25,000 shares may be acquired and resold by the holder of a warrant to purchase Common Stock. The Company and the warrant holder will offer shares for sale from time to time at prices not less than prevailing prices in the over-the-counter market on the date of sale. The proceeds to the Company include amounts to be received upon purchase of shares offered directly by the Company and upon exercise of the warrant, but not any additional amounts which may be received by the warrant holder upon resale of the Common Stock which may be acquired by it.

     The Common Stock of the Company is traded in the over-the-counter market. On September 28, 1995, the closing bid and asked prices as reported on the NASDAQ OTC Bulletin Board were $3.50 and $5.00, respectively per share. See "Price Range of Common Stock and Dividend Policy."



The Common Stock offered hereby involves a high degree of risk.
See "Risk Factors."


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE
     SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           Price      Underwriting   Proceeds      Proceeds
           to         Discounts and  to            to Selling
           Public(1)  Commissions    Company(1)(2) Stockholder(1)
Per Share
Sold
Directly   $3.50      $ -            $3.50         $ -
Per Share
Sold Under
Warrant    $3.50      $ -            $2.50         $1.00
Total
Minimum       -       $ -            $-            $ -
Total
Maximum    $446,250   $ -            $418,750      $27,500

(1)  Based upon the bid price as reported on the NASDAQ OTC
Bulletin Board on September 28, 1995. Actual price offered shall not be less than actual prices quoted on the NASDAQ OTC Bulletin
Board on the date of sale.

(2) Before deducting expenses estimated at $12,500 payable by the Company. Total proceeds to the Company include $62,500 which shall be received if the warrant holder elects to exercise the warrants currently held.



     SUBJECT TO COMPLETION

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



     October 2, 1995



     AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and coped at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Room 1100, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278; and Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604. Copies of such materials also can be obtained at prescribed rates by writing to the Public Reference Sections of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     Except as otherwise noted, information in this prospectus relating to the Company's Common Stock has been adjusted to reflect a 10% stock dividend declared on April 5, 1995.
PAGE

     SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.



     The Company

     The Company's business consists primarily of the manufacture and distribution of approximately 400 specialty chemical products for use in cleaning and maintaining equipment and general maintenance and sanitation. The Company's manufacturing operations blend, to the Company's specifications and according to the Company's procedures, a variety of chemicals to create the Company's products. The Company packages products that it blends or manufactures and, in addition, purchases products that have been blended or manufactured and then packaged under the Company's labels by third parties. The Company also distributes certain nonchemical products, such as paper and other janitorial supplies, related to its chemical products. The Company's products, including its nonchemical products, are marketed throughout the United States, Canada and other countries to a variety of consumers, including customers in the aircraft industry, the construction industry and the telecommunications industry.

     Prospective investors should consider carefully the factors indicated under "Risk Factors."


     The Offering

     Common Stock offered by:
          The Company...................    125,000 shares(1)
          A Warrant Holder .............     25,000 shares(1)
     Common Stock to be outstanding after
          offering......................  1,225,000 shares
     Use of proceeds by the Company......  Working capital and
                                           general corporate
                                      purposes


(1)  The shares offered by the Company include the shares which may be acquired by a warrant holder and subsequently resold.


     Summary Consolidated Financial Data
     (in thousands, except per share amounts)


Consolidated
Statement of
Operations                                            Six Months
Data:        Fiscal Year Ended December 31        Ended June 30

             1994         1993        1992        1995
1994
                                                     (unaudited)
Net sales... $6,687       $6,262      $6,661      $3,949
$3,340


Net earnings    361          309         157         313
211

Net earnings
per common
share:.....  $ 0.33       $ 0.28      $ 0.15      $ 0.29      $
0.19

Weighted
average
number of
common
shares(2)..   1,100        1,097       1,092       1,100
1,100


                        December 31
Balance Sheet Data:     1994               June 30, 1995
                                      Actual      As Adjusted
                                         (unaudited) (1)
Working capital         $1,791        $2,019      $2,406
Total assets             3,036         3,305       3,692
Long-term debt
 less current
 installments            1,051           927         927
Stockholders'
 equity                  1,322         1,636       2,023

(1) Adjusted to give effect to the application of the estimated net proceeds of the sale of 125,000 shares of Common Stock by the Company, assuming the exercise of a warrant to acquire up to 25,000 shares of Common Stock, but without adjustment for up to 275,000 shares of Common Stock issuable upon exercise of stock options presently exercisable. See "Use of Proceeds" and "Management - Stock Option Plan."
     THE COMPANY

     Arrow-Magnolia International, Inc. (the "Company" or "Arrow-Magnolia") manufactures and distributes approximately 400 specialty chemical products for use in cleaning and maintaining equipment and general maintenance and sanitation. The Company's manufacturing operations blend, to the Company's specifications and according to the Company's procedures, a variety of chemicals to create the Company's products. The Company packages products that it blends or manufactures and, in addition, purchases products that have been blended or manufactured and then packaged under the Company's labels by third parties. The Company also distributes certain nonchemical products, such as paper and other janitorial supplies, related to its chemical products. The Company's products, including its nonchemical products, are marketed throughout the United States, Canada and other countries to a variety of consumers, including customers in the aircraft industry, the construction industry and the telecommunications industry.

     The Company was incorporated in the State of Texas in 1937.
Its executive offices are located at 2646 Rodney Lane, Dallas, Texas 75229 and its telephone number is (214) 247-7111.


     RISK FACTORS

     The following factors should be considered carefully, in addition to the other information in this Prospectus, in evaluating an investment in the Company's Common Stock:

     Dependence Upon Key Personnel.   Morris Shwiff has been
President and Chief Executive Officer of Arrow-Magnolia since 1985 and was President of a predecessor corporation for 17 years prior to that time. Mr. Mark Kenner has been Executive Vice President of Arrow-Magnolia since 1985 and held similar positions with its predecessor corporation for 17 years prior to that time. Messrs. Shwiff and Kenner have been primarily responsible for directing the corporate strategy which has determined Arrow-Magnolia's growth. The loss of either of these individuals could have an adverse effect on the Company. See "Management - Directors and Executive Officers."

     Size and Competition.   The business of the Company is
highly competitive in all of its phases and two companies are significantly larger than other companies engaged in its industry. However, the industry in which the Company competes is very fragmented, and no single firm or group of firms dominates the industry as a whole. The total sales volume of the Company's products constitutes only a very minor portion of the total available market. See "Business - Competition."

     Possible Volatility of Stock Price.   The price of the
Common Stock may be subject to wide fluctuations and possible rapid increases or declines in a short time period. These fluctuations may be due to factors specific to the Company such as variations in quarterly operating results or changes in earnings estimates, or to factors relating to its industry or to the securities markets in general. Investors in the Company's Common Stock should be willing to incur the risk of such fluctuations.

     Limited Marketability; Shares Eligible for Sale. Although the Common Stock has occasionally traded in the over-the-counter market, it is sporadically traded at low volumes. Sales of substantial amounts of Common Stock in the public market after the offering could adversely affect the market price of the Company's Common Stock. See "Price Range of Common Stock and Dividend Policy" and "Shares Eligible for Future Sale."

     Voting Control. Messrs. Shwiff, Kenner and Kenner, the present Directors and officers of Arrow-Magnolia, currently own beneficially 75% of the Company's outstanding Common Stock and, assuming all shares to be offered by the Company are sold, will own beneficially approximately 68.5% of the Company's outstanding Common Stock assuming all shares to be offered hereby are sold. Therefore, these individuals will continue to exercise practical control over the affairs of the Company.

      Directors Liability Limited. Under the Company's Articles of Incorporation, Directors of Arrow-Magnolia cannot be held liable to the Company or its shareholders for monetary damages for an act or omission in the Director's capacity as a Director except (i) for any breach of the Director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derive an improper personal benefit, (iv) for an act or omission for which the liability of a Director is expressly provided for by statute, or (v) for an act related to an unlawful stock repurchase or payment of a dividend. This provision does not affect the liability of any Director under federal or applicable state securities laws.

     Indemnification of Officers and Directors. The Bylaws of the Company provide for indemnification of officers and Directors to the full extent permitted by the Texas Business Corporation Act. Arrow-Magnolia may be required to pay certain judgments, fines and expenses incurred by an officer or Director, including reasonable attorneys' fees, as a result of actions or proceedings in which such officers and Directors are involved by reason of being or having been an officer or Director provided that said officers or Directors acted in good faith.
     USE OF PROCEEDS

     The estimated net proceeds to be received by the Company from the issuance and sale, assuming 125,000 shares of Common Stock are sold, total $400,000. The Company intends to use the entire amount of the net proceeds to increase working capital and shareholders equity. These additional resources will be applied to obtain further growth of the Company, either through improvement of the sales effort internally or through the acquisition of other companies engaged in similar or complementary businesses. Although the Company has sought to identify potential acquisition candidates and has entered discussions with companies from time to time, it currently has no binding commitment to acquire any business or company.

     In addition, successful completion of the offering may permit the Company to apply for quotation of the Common Stock on the NASDAQ SmallCap Market. Assuming that the Company receives the net proceeds described above, of which there can be no assurance, the Company will meet the current listing criteria for inclusion on the NASDAQ SmallCap Market, provided that the market price of its Common Stock continues to meet or exceed the current prices being quoted on the NASDAQ OTC Bulletin Board. See "Price Range of Common Stock.". In light of these contingencies, however, no assurances can be given that such listing will be successfully accomplished. See "Principal and Selling Stockholders."

     PRICE RANGE OF COMMON STOCK
     AND DIVIDEND POLICY


     The Company's common stock is traded in the over-the-counter market, but such trading occurs sporadically and in relatively small volumes. See "Shares Eligible for Future Sale."

     Since April 1995, the Company's common stock has been included for quotation on the NASDAQ OTC Bulletin Board under the trading symbol "ARWM". The following table sets forth the high and low sales prices and volume of trading in the common stock for each month since such inclusion:

               High      Low       Share Volume

August 1995    4 1/4     3 1/4     17,576
July 1995      4         3 1/4      5,367
June 1995      3 3/4     2 1/2      5,566
May 1995       4         2 3/8     31,200
April 1995     3 1/2     3 1/2      1,000


     The approximate number of record holders of the Company's
Common Stock as of September 26, 1995 was 400.

     The Company has paid no cash dividends with respect to its Common Stock since 1988, when it paid a dividend of $0.05 per share. The Company currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

PAGE

     BUSINESS


Introduction

     Arrow-Magnolia International, Inc., a Texas corporation (the
"Company" or "Arrow-Magnolia"), was incorporated in the State of Texas in 1937.

     The Company's business consists primarily of the manufacture and distribution of approximately 400 specialty chemical products for use in cleaning and maintaining equipment and general maintenance and sanitation. The Company's manufacturing operations blend, to the Company's specifications and according to the Company's procedures, a variety of chemicals to create the Company's products. The Company packages products that it blends or manufactures and, in addition, purchases products that have been blended or manufactured and then packaged under the Company's labels by third parties. The Company also distributes certain nonchemical products, such as paper and other janitorial supplies, related to its chemical products. The Company's products, including its nonchemical products, are marketed throughout the United States, Canada and other countries to a variety of consumers, including customers in the aircraft industry, the construction industry and the telecommunications industry, which collectively accounted for approximately 35% of the Company's sales during 1994. No single customer accounted for as much as 10% of its total net sales during 1994 or 1993.

     The products sold by the Company include aircraft coatings, cleaners, corrosion preventatives, degreasers, and air fresheners; construction chemicals such as release agents, concrete strippers, safety solvents, custom lubricants and rust reconverters; and telecommunication formulations such as refinishers, cable cleaners, graffiti removers and fiber optic lubricants. Other sanitation and maintenance products sold by the Company include soaps, deodorants, germicides, insecticides, disinfectants and miscellaneous janitorial supplies. Nonchemical products sold by the Company include mops, brooms, paper products and poly liners. The Company's products are designed and packaged for large-scale users rather than individual household consumers.

     The Company currently manufactures certain of its products in order to give the Company greater control over its inventory in terms of quality and availability of goods. Cost savings are also effected through elimination of outside vendor overhead and profit and through reductions in the cost of carrying finished goods inventory versus raw materials. Currently the Company manufactures approximately 60% of its products (measured by 1994 sales expressed in dollars). The raw materials necessary for manufacture of the Company's products and the finished products resold by the Company are readily available from numerous sources and the Company is not dependent on any particular supplier for these items.

     The Company markets its products primarily through its own sales persons and independent contractors and manufacturers' representatives. In addition, the Company exhibits its products at trade shows. The Company attends, on a regular basis, approximately six trade shows. The Company has no material backlog of orders for its products.

     The Company does not incur any material costs in complying with applicable environmental laws.



Competition

     The business of the Company is highly competitive in all of its phases. However, the industry in which the Company competes is very fragmented and, although two companies are significantly larger than other companies engaged in this industry, no single firm or group of firms dominates the industry as a whole. Further, the total sales volume of the Company's products constitutes only a very minor portion of the total available market.

     The principal methods of competition in the business of the Company are sales personnel, price, quality and delivery capability. The Company competes with numerous other companies, both domestic and foreign, and with major chemical companies that have many products that are substantially similar to those sold by the Company. Due to the substantial similarity in available products and technology, product differentiation and preference is largely a function of the sales effort. Management therefore believes that the Company is able to compete successfully whenever it maintains aggressive sales personnel.

     To the best knowledge of the Company's management, the Company is the only distributor of several products which are specially formulated to the Company's specifications for the particular applications of the telecommunications industry. There is no assurance, however, that other manufacturers will not enter the market in the future.

Employees

     As of December 31, 1994, the Company employed approximately ninety-five (95) full-time employees, including its warehouse personnel and administrative, accounting, clerical and sales personnel. None of the Company's employees are covered by union contracts, and the Company considers its relationship with its employees to be excellent.



Facilities

     The principal executive and warehouse facilities of the Company are located in a steel, glass, brick and concrete building owned by the Company at 2646 Rodney Lane, Dallas, Texas. These facilities occupy approximately 40,000 square feet of floor space, of which 33,000 square feet are devoted to warehousing and shipping and manufacturing, and 7,500 square feet to administrative and executive offices. A deed of trust has been granted with respect to this property to secure certain indebtedness of the Company.

     The Company believes that all of its plant and office facilities are in good condition, sufficient for its present activities and adequately insured.

     The Company does not as a regular aspect of its business acquire interests in real estate for purposes of investment or acquire securities of or interests in persons engaged in real estate activities.



Legal Proceedings

     The Company is not a party to, nor is any of its property the subject of, any legal proceedings other than routine litigation incidental to its business.
PAGE

     MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

     The following table sets forth for the periods indicated the relative percentages which certain items included in the consolidated statements of earnings bear to net sales and the percentage changes of such items as compared to the indicated prior period:



    Increase (Decrease)
                           From Prior Period

Six
                         Months
                  Percentage of Net Sales
Ended    Years Ended
                  Six Months
1995     1994     1993
                  Ended June 30     Years Ended December 31
vs.      vs.      vs.
                  1995     1994     1994     1993     1992
1994     1993     1992
                 (unaudited)

Net sales         100.0%   100.00%  100.0%   100.0%   100.0%
18.2%     6.8%    (6.0)%
Cost of sales      49.3%    49.3%    58.6%    61.7%    62.4%
18.3%     1.4%    (7.1)%
Gross profit       50.7%    50.7%    41.4%    38.3%    37.6%
18.2%    15.5%    (4.2)%
General and
 administra-
 tive expenses     37.6%    39.8%    31.3%    31.9%    31.4%
11.7%     4.9%    (4.6)%
Operating income   13.1%    13.9%    10.1%     6.4%     6.2%
11.3%   68.1%    (2.5)%
Interest expense    1.4%     1.5%     1.5%     1.8%     2.3%
8.0%   (10.0)%  (28.0)%
Income before
 extraordinary
 item               7.9%     6.3%     5.4%     2.9%      1.6%
48.5%    96.3%    71.0%

Extraordinary
 item              -         -        -        -        0.7%    -
      -      -
Earnings before
 effect of change
 in  method of
 accounting for
 income taxes    7.9%     6.3%     5.4%     2.9%     2.3%   48.5%
  96.3%    17.3%

Effect of change
 in method          -        -        -      2.0%      -       -
     -         -

Net earnings        7,9%     6.3%     5.4%     4.9%     2.3%
48.5%    16.7%    97.4%

Comparison of Annual Results

     Net sales for fiscal year 1994 increased by 6.8% from $6,262,192 to $6,686,615 versus fiscal year 1993, after decreasing 6.0% from fiscal 1992 to fiscal 1993. Cost of sales as a percentage of net sales improved from 62.4% to 61.7% to 58.6% from 1992 through 1993 and 1994. The decrease in sales from 1992 to 1993 is attributable to the sale of the assets of Bio/Dyne Chemical Company, Inc. ("Bio/Dyne") in November 1992, which resulted in lower sales volume but increased efficiency. Efficiencies of scale subsequently realized upon additional volume of sales further improved results in 1994. As a result of increased sales combined with cost control, gross profit increased by 15.5% from $2,398,129 to $2,769,295 for fiscal 1994 versus fiscal 1993, after decreasing by 4.2% from fiscal 1992 to fiscal 1993. For the fiscal year, the gross profit margin reached a record 41.4% of net sales, as compared to 38.3% for 1993 and 37.6% for 1992.

     General and administrative expenses remained relatively constant as a percentage of net sales from 1992 through 1994. Interest expense fell as a percentage of net sales from 2.3% to 1.8% to 1.5% from 1992 through 1994 due to application of funds generated from continued profitability to reduce debt.

     The Company also realized a one-time positive adjustment in the amount of $125,528 in 1993 from the cumulative effect of a change in accounting principle to recognize the timing difference between incurring and paying income tax for financial reporting purposes.

     As a result of these factors, for the fiscal year ended December 31, 1994, net income increased to $361,064 from $309,482 (which included the $125,528 tax adjustment), or 16.7%, versus the same period in 1993. These results compare favorably to net earnings for 1992 of $156,818.


Comparison of Interim Results

     Net sales for the six months ended June 30, 1994 increased to $3,948,563 from $3,340,249, or 18.2%, from the same period of the previous year and to $1,978,745 from $1,688,073, or 17.2%, from the second quarter of 1994 to the corresponding quarter of 1995. These increases are attributable to the Company's focused marketing efforts permitted by its continuing financial strength.

     Cost of sales, including salesmen expenses, as a percentage of net sales remained steady at 49.3% of net sales for the six months ended June 30, 1994 and the same period of 1995. For the second quarters of 1994 and 1995, cost of sales were 51.5% and 52.4% of net sales, respectively.

     For the foregoing reasons, gross profit increased significantly from $1,693,0008 to $2,000,615 for the six months ended June 30, 1995 versus the six months ended June 30, 1994, an increase of 18.2%. The increase realized during the second quarter of the two years was less dramatic, an increase from $742,292 to $819,330, or 14.9%.

     Selling, general and administrative expenses increased by 11.7% and 14.0% for the comparable six month and three month periods, respectively, as the Company incurred additional costs to support its sales growth.


Liquidity and Capital Resources

     The Company's working capital (total current assets less total current liabilities), which was $1,445,090 as of December 31, 1993, improved during 1994 to $1,790,794 as of December 31, 1994. The Company's current assets increased significantly during this period as the Company's cash, accounts receivable and inventory all increased due to increased sales and profitability. Current liabilities also increased but less dramatically largely due to the accrual of income taxes.

     The Company's working capital further increased to $2,018,534 as of June 30,1995. The Company's current ratio remained steady at 3.7. The continued increase in working capital was primarily the result of growth in trade accounts receivable as a result of improved sales in the quarter, partially offset by increased accounts payable necessary to support increased sales.

     As shown in the Company's consolidated statements of cash flows, the Company generated approximately $454,000 in cash flow from operations during fiscal 1994 as a result of its continuing profitability, partially offset by increases in receivables and inventories resulting from increases in the Company's business. A portion of these funds was used to reduce the Company's outstanding secured indebtedness, resulting in a total use of cash for financing activities of $113,470. As a result of these factors, the Company's cash position improved by almost $340,000 during the course of the fiscal year.

     The Company experienced negative cash flow from operations during the first six months of 1995 as earnings were used to fund additional growth. In addition, funds were utilized to reduce debt, resulting in a net decrease in cash for the first six months.

     The Company anticipates no material commitments for capital expenditures in the near future and management therefore anticipates that its current cash position and available funding will be adequate to fund its needs for the foreseeable future.

     MANAGEMENT


Directors and Executive Officers


     The Directors and executive officers of the Company as of September 26, 1995, their ages and positions are as follows:

Name                Age  Position With Registrant

Morris Shwiff       74   Chairman of the Board and
                         President

Mark I. Kenner      64   Director and Executive Vice
                         President

Fred Kenner         43   Director and Vice President,
                         Secretary and Treasurer


     Messrs. Shwiff, Mark Kenner and Fred Kenner were elected as
Directors of the Company on June 29, 1988 and will hold their positions until their successors are elected.

     Each of the above named officers was elected to his respective offices with the Company by the Board of Directors of the Company on June 29, 1988, and serve as officers of the Company at the discretion of the Board of Directors. Mr. Mark I. Kenner is the father of Mr. Fred Kenner. No other family relationship exists between any of the executive officers or Directors of the Company.

     The principal occupation and employment during the past five years of the Directors and each of the executive officers of the Company are as follows:

     Morris Shwiff has served as Chairman of the Board of Directors and President of the Company since December 1985. For more than five years prior to December 1985, Mr. Shwiff was a Director, President and principal stockholder of Arrow Chemical Corporation, which corporation was acquired by the Company in December 1985.

     Mark I. Kenner has served as Director and Executive Vice
President of the Company since December 1985. For more than five years prior to December 1985, Mr. Kenner was a Director, Vice
President and stockholder of Arrow Chemical Corporation.

     Fred Kenner has served as Director and Vice President, Secretary and Treasurer of the Company since December 1985. For more than five years prior to December 1985, Mr. Kenner was a Director, Secretary, Treasurer and stockholder of Arrow Chemical Corporation.

     Directors are elected annually and serve until their successors are duly elected and qualified. Officers serve at the discretion of the Board.



Executive Compensation

     The following tables summarizes the monetary and non-monetary compensation paid by the Company during the three fiscal years ended December 31, 1994 to the Company's chief executive officer and to the Company's other executive officers.


     SUMMARY COMPENSATION TABLE



                                                  Long Term
                                                  Compensation
                                                  Awards
                                                  Number
Name and                      Annual              of Shares
Principal                     Compensation        Subject to
Position            Year      Salary    Bonus     Options Granted

Morris Shwiff,      1994      $119,000  $8,745         77,000
Chairman of         1993      $116,600  $    0              0
the Board           1992      $106,080  $    0              0
and President

Mark I. Kenner,     1994      $112,580  $8,208         72,600
Director and        1993      $109,445  $    0              0
Executive           1992      $ 99,320  $    0              0
Vice President

Fred Kenner,        1994      $106,600  $7,751         70,400
Director and        1993      $103,350  $    0              0
Vice President,     1992      $ 93,600  $    0              0
Secretary and
Treasurer


Option Grants

     The following table contains information about stock options granted to the executive officers named in the preceding table during the fiscal year ended December 31, 1994, after giving effect to a 10% stock dividend declared on April 5, 1995:

                              Percentage
                              of Total       Exercise
                              Options        or
          Number of           Granted to     Base
          Shares Underlying   Employees in   Price     Expiration
Name      Options Granted     Fiscal Year    ($/Share) Date

Morris
Shwiff         77,000              35%       $1.00      12/1/2004

Mark I.
Kenner         72,600              33%       $1.00      12/1/2004

Fred
Kenner         70,400              32%      $1.00       12/1/2004

     No additional grants of options have been made to these individuals since December 31, 1994.


Option Exercises and Fiscal Year End Option Values

     The following table reflects option exercises during the fiscal year ended December 31, 1994, the number of shares underlying both exercisable and unexercisable options as of the fiscal year end and the value of unexercised "in the money" options as of the fiscal year end, after giving effect to a 10% stock dividend declared on April 5, 1995:

                                Number of
        Number                  Shares Underlying      Value of
Unexercised
        of Shares               Unexercised Options    In the
Money Options
        Acquired                at Fiscal Year End     at Fiscal
Year End
        on          Value                    Unexer-
Unexer-
Name    Exercise    Realized    Exercisable  cisable
Exercisable cisable

Morris
Shwiff     0          0          77,000        -            0
   -

Mark I.
Kenner     0          0          72,600        -            0
   -

Fred
Kenner     0          0          70,400        -            0
   -
PAGE

Non-Qualified Stock Option Plan

     Effective December 1, 1994, the Company's Board of Directors adopted a Non-Qualified Stock Option Plan (the "Plan") covering
200,000 shares of the Company's common stock. Participants in the Plan are selected by the Company's Board of Directors from the executive officers and other key employees of the Company.
The Plan provides that the option price per share and vesting period for stock options issued under the Plan are determined by the Company's Board of Directors. The Plan also permits the award of cashless exercise rights, which permit the optionee to acquire the number of shares equal to the net appreciation in value of the option shares above their exercise price. All options terminate upon termination of employment, except that in the event of death an option may be exercised during its remaining term or within one year, and in the event of retirement or disability an option may be exercised during its remaining term or within three months.

     In December 1994, an aggregate of 200,000 stock options were granted to Messrs. Shwiff, Mark Kenner and Fred Kenner at the exercise price of $1.00 per share. These stock options were fully vested and exercisable at the date of grant. Under the terms of the Plan, options granted may be exercised at any time during the ten year period following issuance, unless a shorter term is specified. At December 31, 1994, none of the stock options granted under the Plan had been exercised.

     In January 1995, the Plan was amended to increase the number of shares subject to the Plan to 250,000 shares, and an additional 50,000 shares were issued to certain key employees.
These stock options were issued at an option price of $1.00 per share, and will vest in annual increments of 20% with the first
20% vesting occurring on the date of issuance.

     On April 5, 1995, the Company declared a 10% stock dividend on the Common Stock. Subsequently, the Plan was amended to increase the number of shares subject to the Plan to 110% of the original number authorized, or 275,000 shares, and outstanding options were adjusted to 110% of their original amount. The exercise prices were not adjusted.



Indemnification

     Article 10 of the Company's Articles of Incorporation provides that the Company may indemnify each Director and officer of the Company against reasonable costs and expenses incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been such Director or officer, except in relation to any actions, suits or proceedings in which he has been adjudged liable because of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. I the absence of a determination which expressly absolves the Director or officer of liability to the Company or its shareholders for willful misfeasance, bad faith, gross negligence and reckless disregard of the duties involved in the conduct of his office, or in the event of a settlement, each Director and officer may be indemnified by the Company against payments made, including reasonable costs and expenses, provided that such indemnity shall be conditioned upon the prior determination by a resolution of two thirds of those members of the Board of Directors who are not involved in the action, suit or proceeding that the Director or officer has no liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office, and provided further that if a majority of the members of the Board of Directors are involved in the action, suit or proceeding, such determination shall have been made by a written opinion of independent counsel. Article 10 further provides that its terms are not exclusive of any other rights to which officers and Directors may be entitled according to law.

     In addition, Article 2.02-1 of the Texas Business
Corporation Act provides broad powers of indemnification of Directors and officers. For example, the board of directors, the shareholders, or independent legal counsel in some circumstances may authorize the Company to indemnify any officer or Director against expenses (including attorney's fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with any "threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action,suit or proceeding" by reason of the fact that he is or was a Director or officer of the Company, if such Director or officer "acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." A Director may not be indemnified where such Director improperly received a personal benefit whether or not the benefit resulted from an action taken in his official capacity and may not be indemnified where he is found liable to the Company.

     If a Director or officer defends litigation arising out of his office and is successful on the merits or otherwise in defense of the action, Article 2.02-1 provides that such officer or Director shall be indemnified against expense (including attorney's fees) actually and reasonably incurred by him in connection therewith. Additionally, a Director or officer's reasonable expenses may be paid or reimbursed where a written request is submitted with an undertaking to repay said expense if such person is ultimately determined to not be entitled to indemnification.

     Finally, the Company has power to purchase and maintain insurance on behalf of any Director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as an officer or a Director, whether or not the Company would have the power to indemnify him against such liability under the before described provisions of Article 2.02-1.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



     PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth information regarding the Company's Common Stock owned at September 26, 1995 by (i) each shareholder known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's
Directors and executive officers, (iii) all officers and Directors as a group and (iv) the selling warrant holder.


                                                  Shares
Name and          Shares                Number    Beneficially
Address of        Beneficially Owned    of        Owned After
Beneficial        Before Offering       Shares    Offering(7)
Owner             Number      Percent   Offered   Number
Period

Morris Shwiff     500,501(2)    42.5%    -        500,501(2)
38.4%
2646 Rodney Lane
Dallas, TX 75229

Mark I. Kenner    303,599(3)    25.9%    -        303,599(3)
23.4%
2646 Rodney Lane
Dallas, TX 75229

Fred Kenner       185,000(4)    15.9%    -        185,900(4)
14.4%
2646 Rodney Lane
Dallas, TX 75229

All Directors     990,000(5)    75.0%    -        990,000(5)
68.5%
and Officers as
a Group
(Three Persons)

Howell             27,500(6)     2.00%   27,500       -
-    Communications,
Inc.

(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to the table. Except as otherwise indicated, shares of the Common Stock not outstanding which are subject to options exercisable within 60 days of the date of this prospectus are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock with respect to the holder of such options, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

(2) Includes 77,000 shares which may be acquired upon exercise of an option at an exercise price of $1.00 per share.

(3) Includes 72,600 shares which may be acquired upon exercise of an option at an exercise price of $1.00 per share.

(4) Includes 70,400 shares which may be acquired upon exercise of an option at an exercise price of $1.00 per share.

(5) Includes 220,000 shares which may be acquired upon exercise of an option at an exercise price of $1.00 per share.

(6) Comprised of 27,500 shares which may be acquired upon exercise of a warrant which shall vest in increments of 13,750 on November 1, 1995 and May 1, 1995 at an exercise price of $2.50 per share.

(7)  Assumes all shares offered by this prospectus are sold.

PAGE

     DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock and 500,000 shares of preferred stock.



Common Stock

     At September 26, 1995, there were 1,100,000 shares of Common Stock outstanding and held of record by approximately 400 stockholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any preferred stock outstanding, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment, or provisions for payment, of liabilities and the liquidation preference of any preferred stock outstanding. Shares of Common Stock do not have cumulative voting rights which means that the holders of a majority of the shares voting for the election of the Board of Directors can elect all of the Directors and, in such event, the holders of the remaining shares will not be able to elect any Directors. See "Risk Factors - Voting Control." Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The shares of Common Stock outstanding are, and the Common Stock to be outstanding upon completion of this offering will be, fully paid, validly issued and nonassessable. See "Price Range of Common Stock and Dividend Policy."



Preferred Stock

     No shares of preferred stock are currently outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series, without any further vote or action by the stockholders. The Board of Directors without stockholder approval can issue preferred stock with voting and conversion rights which (i) could adversely affect the voting power of the holders of Common Stock and (ii) may discourage or thwart proposed takeovers of the Company.



Common Stock Purchase Warrants

     As of the date of this Prospectus, the Company has issued and outstanding Warrants to purchase Common Stock which will become exercisable to purchase up to 25,000 shares of Common Stock in increments of 12,500 as of November 1, 1995 and May 1, 1996 at an exercise price of $2.50 per share, exercisable until April 30, 1997. These Warrants, which are held by Howell Communications, Inc., contain provisions for changes in the exercise price in certain circumstances to protect against dilution.



Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Common Stock is Key
Corp. Shareholder Services, Inc.



Reports

     The Company intends to furnish its shareholders with annual reports containing audited financial statements and a report thereon by its independent certified public accounts. The Company may distribute quarterly reports containing unaudited financial information for the first three quarters of each fiscal year and such other communications as it may determine.




     SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have outstanding 1,225,000 shares of Common Stock. Of these shares, the 125,000 shares sold in this offering and 300,000 shares previously issued are freely tradeable without restriction under the Securities Act of 1933, as amended (the "Act"). Approximately 700,000 shares are "restricted" securities within the meaning of Rule 144, all of which are eligible for sale subject to the volume and other limitations of Rule 144.
     PLAN OF DISTRIBUTION

     The Company has from time to time received unsolicited indications of interest to acquire shares of its Common Stock. Although the Company does not presently have any binding commitment to sell shares of Common Stock, the Company intends to use its best efforts to sell the shares of Common Stock at or above prevailing market prices to persons who contact the Company or whom the Company otherwise identifies as desiring to purchase Common Stock. Based upon the indications of interest received, the Company believes that adequate demand for its Common Stock exists to sell the Common Stock to be offered hereby.


     LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Hewitt & Hewitt, P.C., Dallas, Texas.

     EXPERTS

     The consolidated financial statements and schedules included herein and elsewhere in the Registration Statement, so far as they pertain to each of the three fiscal years ended December 31, 1994 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included herein and elsewhere and upon the authority of said firm as experts in accounting and auditing.

As discussed in note 1(g) to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial
Accounting Standards Board's Statement of Financial Accounting
Standards No. 109, "Accounting for Income Taxes."

     ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Common Stock, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected or copies made (upon payment of prescribed fees) at the Commission's principal office at 450 Fifth Street N.W., Washington, D.C. 20549.

PAGE

                    INDEPENDENT AUDITORS' REPORT


The Stockholders and Board of Directors
Arrow-Magnolia International, Inc.:

We have audited the accompanying consolidated balance sheets of Arrow-Magnolia International, Inc. and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Arrow-Magnolia International, Inc. and subsidiary as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in note 1(g) to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial
Accounting Standards Board's Statement of Financial Accounting
Standards No. 109, "Accounting for Income Taxes."


February 24, 1995, except for the last
  paragraph of note 9 which is as of
  April 5, 1995
PAGE

               ARROW-MAGNOLIA INTERNATIONAL, INC. AND SUBSIDIARY
                    Consolidated Balance Sheets

                                   June 30,  Dec. 31,  Dec. 31.
     Assets                        1995      1994      1993
                                  (unaudited)
Current assets:
  Cash                            $  710,008 $  856,883     $
517,404
  Trade accounts receivable,
   less allowance for doubtful
   accounts of $314,793 in 1995,
   $241,508 in 1994 and
   $236,002 in 1993 (note 5)              1,252,944
869,663      724,461
 Other receivables                    43,189     18,583
32,918
 Inventories (note 5)                      649,251       610,613
 532,114
 Deferred income taxes (note 8)             98,643
78,368        80,240
 Prepaid expenses                            6,953
19,142        23,743
          Total current assets          2,760,988    2,453,252
1,910,880
Property and equipment, net
 (notes 3, 5, 6 and 7)                    373,371       400,415
 479,417
Intangible assets, net (note 4)          110,308       122,308
144,324
Note receivable (note 2)             40,000        40,000
40,000
Deferred income taxes (note 8)            19,056        19,056
 20,351
Other assets                            1,000         1,000
1,000
                                    $ 3,304,723    3,036,031
2,595,972
     Liabilities and Stockholders' Equity
Current liabilities:
 Current installments of long-term
  debt (note 6)                         $  108,175    $  108,175
 $ 83,499
 Current installments of obligations
  under capital lease (note 7)               -
20,473
 Accounts payable                          478,815       294,807
  276,743
 Accrued liabilities                       79,262       129,810
  84,699
 Income taxes payable                      76,202       129,666
     376
          Total current liabilities      742,454       662,458
465,790

Note payable (note 5)                     630,000       690,000
 725,000
Long-term debt, excluding current
 installments (note 6)                    296,765       361,352
 444,025
          Total liabilities             1,699,219     1,713,810
1,634,815
Stockholders' equity (note 9):
 Preferred stock - par value $.10;
  authorized 500,000 shares;
  none issued                             -
 -
 Common stock - par value $.10;
  authorized 10,000,000 shares;
  1,100,000 shares issued and outstanding     110,000     100,000
   100,000
 Additional paid-in capital             1,190,000       900,000
 900,000
 Accumulated earnings (deficit)           335,504    322,221
(38,843)
          Total stockholders' equity   1,635,504   1,322,221
961,157
Commitments (note 7)

                                    $3,304,723    $3,036,031
$2,595,972

See accompanying notes to consolidated financial statements.

PAGE

               ARROW-MAGNOLIA INTERNATIONAL, INC. AND SUBSIDIARY
                    Consolidated Statements of Earnings

                            Six Months
                            Ended June 30,        Years Ended
December 31,
                            1995       1994       1994       1993
   1992
                              (unaudited)

Net sales                $3,948,563  3,340,249  6,686,615
6,262,192 6,661,117
Cost of sales             1,947,948  1,647,241  3,917,320
3,864,063 4,157,347
     Gross profit        2,000,615  1,693,008  2,769,295
2,398,129 2,503,770

General and administrative
expenses                  1,483,230  1,328,282  2,093,582
1,996,141 2,091,516
     Operating income      517,385    364,726    675,713
401,988   412,254

Other income (expenses):
 Interest expense           (51,735)   (49,773)  (101,051)
(112,258) (155,988)
 Gain (loss) on disposition
   of assets (note 2)         2,500        805     1,867
(3,337) (115,209)
 Other income                 7,810      3,958     9,267
9,875    15,761
     Other expenses, net   (41,425)   (45,010)  (89,917)
(105,720) (255,436)
     Earnings before
        income taxes,
       extraordinary item
        and cumulative
       effect of a change
        in accounting
       principle           475,960    319,716    585,796
296,268   156,818

Income taxes
     Current Income taxes
      (note 8)             182,952    131,078    224,732
112,314    49,226
     Deferred income tax
      benefit              (20,275)   (22,374)      -         -
     -
     Earnings before
        extraordinary item
       and cumulative
       effect of a
       change in accounting
        principle           313,283    211,012    361,064
183,954   107,592

Extraordinary item -
 income tax benefit from
 utilization of net operating
 loss carryforward (note 8)     -         -
    49,226
     Earnings before
        cumulative effect of
        a change in accounting
        principle           313,283    211,012    361,064
183,954   156,818

Cumulative effect of a change
 in method of accounting for
 income taxes (note 8)         -          -          -
125,528      -
     Net earnings   $   313,283    211,012    361,064   309,482
156,818
PAGE

Earnings per common share:
 Earnings before extraordinary
  item and cumulative effect
  of a change in accounting
  principle         $      0.29       0.19       0.33      0.17
  0.10

Extraordinary item                -          -
      0.05
Cumulative effect on prior years

 (to December 31, 1992) of change
 in method of accounting for
 income taxes                    -           -
0.11

Net earnings           $       0.29       0.19       0.33
0.28      0.15

Weighted average shares
outstanding                 1,100,000  1,100,000  1,100,000
1,097,285 1,092,256

See accompanying notes to consolidated financial statements

PAGE

          ARROW-MAGNOLIA INTERNATIONAL, INC. AND SUBSIDIARY

               Consolidated Statements of Cash Flows

                            Six Months
                            Ended June 30,        Years Ended
December 31,
                            1995       1994       1994       1993
   1992
                             (unaudited)
Cash flows from operating
activities:
 Net earnings         $313,283    211,012    361,064   309,482
156,818
 Adjustments to reconcile
  net earnings to net cash
  provided by operating
  activities:
   Depreciation and
    amortization            42,000     46,014    103,751
100,464   115,837
   Loss (gain) on
    disposition of property
    and equipment          (2,500)      (805)    (1,866)    3,337
    (361)
   Loss on sale of net assets
    of subsidiary            -          -
115,570
   Deferred income taxes  (20,275)   (22,374)       3,167
(100,591)     -
   Provision for doubtful
    accounts           91,242     65,805    187,871   227,975
207,558
   Changes in assets and
   liabilities:
    Decrease (increase) in
     receivables          (499,129)  (337,810)  (318,738)
2,153  (165,836)
    Decrease (increase) in
     inventories           (38,638)   (11,938)   (78,499)
81,420      (48,953)
    Decrease in prepaid
     expenses          12,189     22,743      4,601     1,027
  2,103
    Decrease (increase) in
     other assets             -        (7,773)
20,661      (44,514)
    Increase (decrease) in
     accounts payable      184,008     85,568      18,064
(137,018)   11,320
    Increase (decrease) in
     accrued liabilities  (50,548)   (34,732)      45,111
25,933       (2,329)
    Increase in income taxes
     payable          (53,464)    81,078    129,290       376
-
     Net cash provided
        by operating
        activities    (21,832)    96,788     453,816   535,219
347,213
Cash flows from investing
activities:
 Proceeds from sale of net
  assets of subsidiary       -          -
       160,000
 Acquisition of property and
  equipment                  (2,956)   (18,294)   (27,295)
(55,970)  (65,393)
 Proceeds from sale of property
  and equipment               2,500       19,131     26,428
3,010     4,926
     Net cash provided by
       (used in)investing
        activities           (456)       837       (867)
(52,960)   99,533

Cash flows from financing
activities:
 Proceeds from issuance of note
  payable                 -          -       703,838   725,000

 Repayments of note
  payable                 (60,000)   (25,000)  (738,838)
(875,000) (125,000)
 Proceeds from issuance of
  long-term debt              -          -       495,000
27,525      632,702
 Repayments of long-term
  debt                    (64,587)   (74,787)  (552,997)
(86,828) (748,369)
 Repayments of capital lease
  obligation              -        (3,210)   (20,473)   (4,174)
(1,353)
 Proceeds from issuance of
  treasury stock              -          -          -
1,650     2,500
     Net cash used in
     financing
        activities       (124,587)  (102,997)  (113,470)
(211,827) (239,520)

Net increase in cash     (146,875)    (5,372)     339,479
270,432     207,226
Cash at beginning of year 856,883    517,404 517,404   246,972
39,746
Cash at end of year      $710,008    512,032      856,883
517,404     246,972


See accompanying notes to consolidated financial statements.

PAGE

          ARROW-MAGNOLIA INTERNATIONAL, INC. AND SUBSIDIARY

               Notes to Consolidated Financial Statements

               December 31, 1994, 1993 and 1992

(1) Summary of Significant Accounting Policies

(a) Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of Arrow-Magnolia International, Inc. ("Arrow") and its wholly-owned subsidiary, Bio/Dyne Chemical Company ("Bio/Dyne") (collectively "the Company"). Effective November 30, 1992, substantially all the assets and liabilities of Bio/Dyne were sold (see note 2). All significant intercompany balances and transactions have been eliminated in consolidation.

(b) Nature of the Business

The Company is engaged in the sale and distribution of chemical products, primarily industrial and institutional cleaning and maintenance supplies and related products to industrial users, telephone supply distributors, governmental agencies and school systems. The Company's customers operate in many different industries and geographic regions.

No one single customer accounted for more than 10% of net sales in 1994, 1993 and 1992.

(c) Cash Equivalents and Statements of Cash Flows

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. There were no cash equivalents at December 31, 1994 or 1993.

Cash paid for interest during 1994, 1993 and 1992 was $101,051, $117,706 and $159,099, respectively. Cash paid for federal income taxes during 1994 and 1993 was $65,024 and $75,000, respectively.

(d) Inventories

Inventories, which consist primarily of merchandise purchased for resale and raw materials purchased for blending, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

(e) Property and Equipment

Property and equipment are stated at cost. Equipment under capital leases is stated at the lesser of the cost of the equipment or the present value of minimum lease payments. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.

(f)  Intangible Assets

Intangible assets are amortized on a straight-line basis over their estimated useful lives which range from three to forty years.

The Company assesses the recoverability of goodwill and other intangible assets acquired by determining whether the amortization of the asset balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based on projected discounted future operating cash flows.

(g)  Income Taxes

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Statement_109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that will apply in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective January 1, 1993, the Company adopted Statement 109 and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 consolidated statement of earnings.

Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable to the year of the calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

     (h)  Earnings per Share

Earnings per share is computed on the basis of the weighted average number of common shares outstanding during each year, adjusted for the ten percent stock dividend declared on April 5, 1995 (Note 9).

(2)  Bio/Dyne Sale

On November 30, 1992, the Company sold substantially all of the assets and liabilities of Bio/Dyne for consideration of $160,000 in cash and a note receivable for $40,000. The note receivable bears interest at the rate of 7% per annum. Interest on the note will accrue and be added to the principal balance for seven years, at which time monthly payments of principal and accrued interest will commence and be amortized over a two-year period. The note is secured by a second lien security interest in substantially all of the assets of the business sold.


The operations of Bio/Dyne are included in the accompanying consolidated statements of earnings through November 30, 1992. Included in loss on disposition of assets in 1992 is approximately $115,500 related to the Bio/Dyne sale. Results of operations data of Bio/Dyne for the period from January 1, 1992 to November 30, 1992 follows:





Net sales
     $ 598,703


Cost of sales
     332,074


          Gross profit
     266,629


General and administrative expenses
     228,421



     38,208


Other income
       91,295


          Earnings before income taxes
     $ 129,503

     PAGE

     (3)  Property and Equipment

          Property and equipment consist of the following:

                              Useful             December 31

                              lives     1994           1993

     Land                -        $  95,310            95,310
     Buildings and  5 to 40 years   413,092           413,092
     improvements
     Machinery and   3 to 10 years  277,842           343,610
     equipment
     Furniture and  5 to 10 years   203,415           202,279
     fixtures
                                         989,659
1,054,291
     Less accumulated              (589,244)         (574,874)
     depreciation
                                        $400,415
479,417




     (4)  Intangible Assets

          Intangible assets consist of the following:





    December 31



Useful lives
1994
1993








Goodwill
     40 years
     $ 110,500
     110,500


Customer lists
     5 years
     17,500
     17,500


Sales force
     7 years
     82,500
     82,500


Other
     8 years
       10,500
       10,500




     221,000
     221,000


Less accumulated
amortization

      (98,692)
      (76,676)




     $ 122,308
     144,324

     (5)  Note Payable

          The note payable at December 31, 1994 is a revolving line of credit ($690,000 outstanding at December 31, 1994) with an asset-based lender due on May 1, 1996. The credit agreement provides for a commitment from the lender of the lesser of $1,250,000 or the borrowing base as defined. At December 31, 1994, the unused portion of the commitment was approximately $290,000. The terms of the credit agreement require the Company to maintain certain minimum financial criteria. The note requires monthly payments of interest at the lender's prime rate (8.5% at December 31, 1994) plus .5% and is collateralized by certain accounts receivable and inventories. As the line of credit bears interest at market rates, the carrying amount of borrowings outstanding at December 31, 1994, approximates fair value.

          As of December 31, 1993, the Company had a line of credit in the amount of $725,000 with a different lender under similar terms which was repaid during 1994.

     (6)  Long-term Debt

          Long-term debt consists of the following:
                                                    December 31
                                                  1994      1993
     Note payable to a bank,
      interest at prime (8.5% at
      December 31, 1994) plus .5%,
      principal and interest of $8,250
      payable monthly, maturing
      in August 1999, collateralized
      by the Company's
      office and warehouse, and guaranteed
      by the principal stockholders               $455,000
487,679
     Note payable to a bank in
      monthly installments of $765,
      including interest at 7.9%, maturing
      in July 1996, and collateralized
      by an automobile                         14,527   39,845
                                                   469,527
527,524
     Less current installments                108,175   83,499
                                                  $361,352
444,025


          The aggregate maturities of long-term debt subsequent to December 31, 1994 are as follows:




1995
     $ 108,175


1996
     5,352


1997



1998



1999
     356,000



     $ 469,527

     (7)  Leases

          At December 31, 1993, the Company had an obligation under a capital lease for an automobile which was payable in monthly payments of $535. The lease expired in September 1994 and the Company exercised the purchase option contained in the lease agreement.

          Bio/Dyne leased office space and certain equipment under various operating leases. Rental expense charged to operations during 1992 under these leases was approximately
$15,000.

     (8)  Income Taxes

          As discussed in note 1(g), effective January 1, 1993, the Company adopted the provisions of Statement 109 and recognized net current deferred tax assets of $110,234 and net noncurrent deferred tax assets of $15,294.

          Income tax expense for years ended December 31, 1994, 1993 and 1992 consists of the following:



1994
1993
1992








U.S. federal - current
     $ 194,315
        75,377



U.S. federal - deferred
     3,167
     24,937



Charge in lieu of income taxes


     49,226


State - current
       27,250
       12,000




     $ 224,732
      112,314
     49,226

          Income tax expense differs from the "expected" tax expense (computed by applying the 34% U.S. federal corporate rate to earnings before income taxes, extraordinary item and cumulative effect of a change in accounting principle) as follows:



1994
1993
1992








Computed "expected" tax expense
        $199,171
      100,731
     53,318


Amortization of goodwill
     5,450
     5,450
     5,450


Adjustment due to graduated
       tax rates





     (11,750)


State income taxes
     17,985
     7,920



Other
         2,126
        (1,787)
       2,208



     $ 224,732
     112,314
     49,226

PAGE

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:


                                                December 31
                                             1994      1993

     Current deferred tax assets -
     allowance
     for doubtful accounts              $78,368   80,240

     Noncurrent deferred tax assets -
     property
     and equipment depreciation         $19,056   20,351

          Deferred tax assets and liabilities are computed by applying the effective U.S. federal income tax rate to the gross amounts of temporary differences and other tax attributes. Deferred tax assets and liabilities relating to state income taxes are not material. The Company expects the net deferred tax assets at December 31, 1994 to be realized as a result of future taxable income.

     (9)  Stockholders' Equity

          During 1994, the Company's Board of Directors approved a nonqualified stock option plan (Plan) covering 200,000 shares of common stock. Participants in the Plan are selected by the Company's Board of Directors from the executive officers and other key employees of the Company. The Plan provides that the option price per share and vesting period for stock options issued under the Plan are determined by the Company's Board of Directors.

          In December 1994, 200,000 stock options were granted to certain officers of the Company at an option price of $1.00 per share, the fair market value of the common stock at the date of grant. These stock options were fully exercisable at the date of grant. At December 31, 1994, none of the stock options granted under the Plan had been exercised.

          In January 1995, the Plan was amended to provide for an increase in the number of shares subject to the Plan to 250,000 shares and an additional 50,000 shares were issued to certain key employees. These stock options were issued at an option price of $1.00 per share, the fair market value of the common stock at the date of grant and vest in annual increments of 20% with the first 20% vesting occurring on the date of issuance.

On April 5, 1995, the Company declared a 10% stock dividend on the Common Stock. Subsequently, the Plan was amended to increase the number of shares subject to the Plan to 110% of the original number authorized, or 275,000 shares, and outstanding options were adjusted to 110% of their original amount. The exercise prices were not adjusted.

As a result of the 10% stock dividend on the Common Stock, all share and per share information in the accompanying financial statements has been retroactively restated to give effect to the dividend.


PAGE

     (10) Fourth Quarter Adjustments

          Net earnings in the fourth quarter of 1994 were reduced by $9,735 for adjustments in depreciation expense, $50,817 for bonus compensation and $15,661 for adjustments in the provision for doubtful accounts and increased by $14,561 for adjustments in income tax expense.

          Net earnings in the fourth quarter of 1993 were reduced by $3,412 for adjustments in depreciation and amortization expense, $24,704 for bonus compensation and $32,516 for income and franchise tax expense.

          Net earnings in the fourth quarter of 1992 were reduced by $35,987 for adjustments in depreciation and amortization expense and $30,830 for inventory writedowns.

PAGE

     TABLE OF CONTENTS
                                                       Page

Prospectus Summary ............................   5
The Company ...................................   5
Risk Factors ..................................   5
Use of Proceeds................................   7
Price Range of Common Stock and Dividend Policy   8
Business ......................................   9
Management's Discussion and Analysis
  or Plan of Operation ........................   12
Management ....................................   15
Principal and Selling Stockholders.............   21
Description of Capital Stock ..................   23
Shares Eligible for Future Sale ...............   24
Plan of Distribution ..........................   25
Legal Matters .................................   25
Experts .......................................   25
Additional Information ........................   25
Index to Financial Statements .................

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering made by the Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Stockholder or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby to any person, or in any jurisdiction, where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances imply that the information contained herein is correct as of any time subsequent to its date.


PAGE

     PART II

     INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 25.  Other Expenses of Issuance and Distribution.

     The estimated expenses are to be borne by the Company and are as follows:


                                             Company
     Securities and Exchange
     Commission Registration Fee........  $170.26

     Accounting Fees and Expenses*......

     Blue Sky Fees and Expenses*........

     Legal Fees and Expenses*...........

     Transfer Agent and Registrar Fees
     and Expenses*......................

     Printing and Engraving Expenses*...

     Miscellaneous*.....................

          TOTAL*......                       $

*To be supplied by amendment

Item 24.  Indemnification of Directors and Officers.

     The Texas Business Corporation Act empowers the Company to indemnify its current and former directors, officers, and certain other persons against certain expenses incurred by them in connection with any suit to which they were, are or are threatened to be made a party by reason of their serving in such positions, so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, the power to indemnify does not extend to judgments or settlement amounts and, unless the court determines that indemnification is appropriate, indemnification is not available for the benefit of such persons who are adjudged to be liable to the Company. The statute also empowers the Company to purchase and maintain insurance for such persons with respect to liability arising out of or in connection with their capacity or status with the Company.

     The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors or otherwise. Article 10 of the Company's Articles of Incorporation provides for the indemnification of directors, officers, and certain other persons within the limitations of the Texas Business Corporation Act.

Item 26.  Recent Sales of Unregistered Securities.

     During the last three years the Company has issued a Warrant to Purchase Common Stock to Howell Communications, Inc. for investor relations services to be provided and options to acquire shares of Common Stock to nine key employees, including Messrs. Shwiff, Kenner and Kenner.

     No underwriting commission or broker's or finder's fee was paid in connection with any of the foregoing transactions. In each case, the shares were sold without registration under the Act in reliance on the exemption provided by Securities and Exchange Commission Regulation D and/or Sections 4(2) and 3(a)(9) of the Act. Each purchaser represented that he was purchasing his shares for investment and without a view to distribution. A restrictive legend was placed on the instruments evidencing these securities.


Item 27.  Exhibits and Financial Statement Schedules.

     (a) Exhibits

          3.1 Articles of Incorporation, as amended, of Arrow-Magnolia International, Inc.(1).

          3.2  Bylaws of Magnolia Enterprises, Inc.(2).

    *5.1  Opinion and Consent of Hewitt & Hewitt, P.C.


     10.19     Arrow-Magnolia International, Inc. Amended and
Restated Non-Qualified Stock Option Plan.(3)

     10.20     Credit Loan Agreement dated August 5, 1994 between
Arrow-Magnolia International, Inc. and Texas Commerce Bank
National Association.(3)

     10.21     Extension and Modification Agreement dated August
18, 1994 between Arrow-Magnolia International, Inc. and Texas
Commerce Bank National Association. (3)

     *23.1     Consent of KPMG Peat Marwick LLP.

   *23.2  Consent of Hewitt & Hewitt, P.C. Reference is made to
Item 5.1.

    24.1  Power of Attorney.  Reference is made to the Signature
Page.


* To be filed by amendment.

(1)  Filed as Exhibit 3.1 to Arrow-Magnolia International, Inc.
Form 10-K for the fiscal year ended December 31, 1988 and incorporated herein by reference.

(2)  Filed as Exhibit 3.2 to Magnolia Chemical Company, Inc. Form
10-Q for the quarter ended June 30, 1982 and incorporated herein by reference.

(3) Previously filed as Exhibits 10.19, 10.20 and 10.21 respectively to Arrow-Magnolia International, Inc. Form 10-KSB for the fiscal year ended December 31, 1994 and incorporated herein by reference.



     (b)  Financial Statement Schedules:

          Schedule II  - Valuation and Qualifying Accounts.


     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions, are inapplicable, or the information is presented in the financial statements or related notes, and therefore have been omitted.


Item 17.  Undertakings

     The small business issuer undertakes to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i)  Include any prospectus required by Section
(10)(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (9f the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information ont he plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
PAGE

                         SIGNATURES

     In accordance with to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 26th day of September, 1995.

                         ARROW-MAGNOLIA INTERNATIONAL, INC.



                         By:/s/ Morris Shwiff

                            Morris Shwiff, President


PAGE

     POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Morris Shwiff, Mark I. Kenner and Christopher M. Hewitt, and each of them, with full power of substitution and resubstitution in each of them, our true and lawful attorneys-in-fact and agents, in any and all capacities, with full power to act alone, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file each such amendment to this Registration Statement, with all exhibits thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

     In accordance to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                     Title               Date



/s/ Morris Shwiff          President, Chief       September 26,
Morris Shwiff              Executive Officer,     1995
                                and Director
                                (Principal
                                Executive Officer)

/s/ Mark I. Kenner         Vice President         September 26,
Mark I. Kenner                                    1995


/s/ Fred Kenner            Vice President         September 26,
Fred Kenner                                       1995